[BUNGE LOGO OMITTED]

                                                                       Exhibit 1

                                           Contact:  Stewart Lindsay
                                                     Edelman Public Relations
                                                     1-212-704-4435
                                                     stewart.lindsay@edelman.com




                       BUNGE LIMITED ACQUISITION OF CEREOL
                          RECEIVES EARLY TERMINATION OF
                        HART-SCOTT-RODINO WAITING PERIOD


WHITE PLAINS, NY - August 8, 2002 - Bunge Limited (NYSE: BG) today announced that it has been notified that it has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to its proposed acquisition of an approximately 55% controlling stake in Cereol S.A. (FP:COL).

Bunge signed a definitive agreement to acquire an approximately 55% controlling stake in Cereol S.A., a leading oilseed processor, from Edison S.p.A. for Euro 32 per share, or approximately Euro 449.2 million in cash on July 22, 2002. As required by French law, Bunge intends to make an offer to purchase, at the same price per share, the approximately 45% of Cereol shares that will remain publicly held after the closing of the purchase of the Edison shares. The transaction, which is now expected to close in 2002, is also subject to regulatory approval in the European Union. Bunge is currently in the process of seeking approval for the acquisition from the European Union antitrust authorities.


About Bunge Limited

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with primary operations in North and South America and worldwide distribution capabilities. Headquartered in White Plains, New York, Bunge has over 18,000 employees and operations in 21 countries. The Company is the largest processor of soybeans in the Americas and the largest producer and supplier of fertilizers to farmers in South America. With its recently announced acquisition of Cereol SA, Bunge will become the world's leading oilseed processing company.


About Cereol

Cereol, which is based in France and has operations in North America and Europe, is a leader in the processing of oilseeds, principally soybeans, rapeseed, canola and sunflower seed, and in the manufacturing, distribution and sale of food oils, meals for animal nutrition and food ingredients such as proteins and lecithins. Cereol employs approximately 6,100 people and has 52 industrial plants in Europe and North America.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as


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amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: our ability to complete the acquisition of Cereol and to integrate Cereol's operations, estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in Brazil and Argentina; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.